Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN RENAL ASSOCIATES LLC

a Delaware limited liability company

TABLE OF CONTENTS

OF THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN RENAL ASSOCIATES LLC

a Delaware limited liability company

i

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN RENAL ASSOCIATES LLC

A Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT is made by American Renal Holdings, Inc., a Delaware corporation, effective on December 31, 2007 (the “Effective Date”). Unless otherwise indicated, capitalized words and phrases in this Limited Liability Company Agreement (this “Agreement”) shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit A.

ARTICLE I

FORMATION

SECTION 1.1. Formation; General Terms. The LLC was formed upon the filing of the Certificate of Formation with the Delaware Secretary of State a copy of which is attached as Exhibit B. The terms and conditions of the LLC shall be governed by the Act and this Agreement, including all the Exhibits to this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.

SECTION 1.2. Name. The name of the LLC shall be “American Renal Associates LLC.”

SECTION 1.3. Purposes. The purposes of the LLC shall be (i) to enter into and consummate the transactions contemplated by the Plan of Entity Conversion dated December     , 2007 regarding the conversion of American Renal Associates Inc., a Delaware corporation, into the LLC (the “Plan of Conversion”), (ii) to engage in any lawful business permitted by the Act, (iii) to incur indebtedness or obligations in furtherance of the activities described in clauses (1) and (ii) above, and (iv) to conduct such other activities as may be necessary or incidental to the foregoing, all on the terms and conditions and subject to the limitations set forth in this Agreement.

SECTION 1.4. Registered Agent; Registered Office. The LLC’s registered agent and registered office are as set forth in the Certificate of Formation.

SECTION 1.5. Commencement and Term. The term of the LLC commenced upon the filing of the Certificate of Formation. The term of the LLC shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement. Except as otherwise provided herein, the LLC shall have perpetual existence.

SECTION 1.6. Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that because the LLC will have a single member pursuant to Treasury Regulation Sections 301.7701-3, the LLC shall be disregarded as an entity separate from the Member for federal income tax purposes until the effective date of any election it may make to change its classification for federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election, or until the LLC has more than one member in which case it would be treated as a partnership for federal income tax purposes (provided that the LLC has not elected on Form 8832 to be treated as a corporation). In all events, however, the LLC shall keep books and records separate from those of its Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its Member.

ARTICLE II

CAPITAL CONTRIBUTIONS

SECTION 2.1. Capital Contributions. The Member shall make such contributions to the capital of the LLC, in cash or property, in such amounts and at such times as it deems necessary or appropriate.

SECTION 2.2. Liability of Members. The debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and the Member, its members and their respective affiliates and equity owners shall not be obligated personally for any such debt, obligation or liability of the LLC. The failure of the LLC, its officers or agents, if any, to observe any formalities or requirements relating to the exercise of the LLC’s powers or management of the LLC’s business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member, its members or their respective affiliates or equity owners, for liabilities of the LLC.

ARTICLE III

DISTRIBUTIONS

SECTION 3.1. Tax Distributions. The LLC shall distribute cash to the Member in such amounts as are sufficient (as reasonably determined by the Member) to permit the Member to pay professional fees, taxes, tax preparation fees, audit fees and other ordinary course of business operating expenses incurred by the Member.

SECTION 3.2. Interim Distributions. Subject only to (i) any and all other contractual restrictions agreed to by the LLC or its Member in writing or (ii) as otherwise required by law, the Member shall have the authority to cause the LLC to make such other distributions in cash or property to the Member, in such amounts, at such times and as of such record dates as the Member shall determine.

ARTICLE IV

MANAGEMENT

SECTION 4.1. Management. The LLC shall be managed by its Member, who shall have complete authority and exclusive control over the business and affairs of the LLC. No Person shall have the actual or apparent authority to cause the LLC to become bound to any contract, agreement or obligation, and no Person shall take any action purporting to be on behalf of the LLC unless such action has received the prior approval, vote or consent of the Member as required pursuant to the Member’s LLC Agreement.

SECTION 4.2. Limitation of Liability.

(a) Notwithstanding any other provision to the contrary contained in this Agreement, the Member and its directors and stockholders shall not be liable, responsible, or accountable in damages or otherwise to the LLC or to the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Person, whether alleged to be based upon or arising from errors in judgment, negligence, gross negligence or breach of any fiduciary duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except with respect to any actions or omissions of such Person undertaken in bad faith without a reasonable belief that such action or omission was in the best interests of the LLC, or that constitute criminal activity, willful misconduct, fraud, deceit or a knowing violation or breach of this Agreement. Without limiting the foregoing, no such Person shall in any event be liable for (A) the failure to take any action not specifically required to be taken by such Person under the terms of this Agreement or (B) any action or omission taken or suffered by any other Person.

(b) Any such Person may consult with legal counsel selected by it, and any act or omission suffered or taken by such Person on behalf of the LLC or in furtherance of the interests of the LLC in good faith reliance upon and in accordance with the prior written advice of such counsel shall be full justification for any such act or omission, and such Person shall be fully protected in so acting or omitting to act, provided that if it is ultimately determined that such action was a breach of this Agreement or results in the improper receipt, directly or indirectly, of personal benefit to such Person then, such Person shall be accountable to the LLC and the Member for such action or omission notwithstanding such prior legal advice.

ARTICLE V

TRANSFER OF INTERESTS

SECTION 5.1. Transfer of Interests. The Member may transfer its Interest at such time, in such amount and pursuant to such terms, in whole or in part, as the Member shall in its sole discretion determine.

SECTION 5.2. Pledge of Membership Interests. Any provision to the contrary contained in this Agreement notwithstanding, the limited liability company interests issued hereunder or covered hereby may be pledged to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the LLC and/or any of its subsidiaries to such lender or lenders, and any such pledged limited liability company interests shall be subject to such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge. The pledge of such limited liability company interests shall not, except as otherwise provided in such collateral documentation, cause the Member to cease to be a Member or to have the power to exercise any rights or powers of a Member and, except as provided in such collateral documentation, such lender or lenders shall not have any liability solely as a result of such pledge. Without limiting the foregoing, the right of such lender or lenders to enforce their rights and remedies under such collateral documentation hereby is acknowledged and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement (regardless of any restrictions herein contained) and any assignment, sale or other disposition of the limited liability company interests by such lender or lenders pursuant to any such collateral documentation in connection with the exercise of any such lender’s or lenders’ rights and powers shall be valid and effective for all purposes, including, without limitation, under Sections 18-702 and 18-704 of the Act and this Agreement, to transfer all right, title and interest of the Member hereunder to itself or themselves, any other lender or any other person (each an “Assignee”) in accordance with such collateral documentation and applicable law (including, without limitation, in accordance with such collateral documentation and applicable law, the rights to participate in the management of the business and the business affairs of the LLC, to share profits and losses, to receive distributions and to receive allocation of income, gain, loss, deduction, credit or similar item) and such Assignee shall be a Member of the LLC with all rights and powers of a Member. Such assignment shall not constitute an event of dissolution under Article VI hereunder. Further, no lender or any such Assignee shall be liable for the obligations of the Member assignor to make contributions. The Member approves all of the foregoing and agrees that no further approval shall be required for the exercise of any rights or remedies under such collateral documentation.

ARTICLE VI

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

SECTION 6.1. Dissolution Triggers. The LLC shall dissolve only upon the first to occur of any of the following events:

(a) The determination by the Member that the LLC should be dissolved.

(b) The entry of a decree of judicial or administrative dissolution under the Act.

SECTION 6.2. Winding Up. Upon a dissolution of the LLC, the Member, or, if there is no Member, a court appointed liquidating trustee, shall take full account of the LLC’s assets and liabilities and wind up the affairs of the LLC.

SECTION 6.3. Liquidating Distributions. Following the dissolution of the LLC, the assets of the LLC shall first be applied to satisfy claims of creditors and then shall be distributed to the Member in liquidation by the Persons charged with winding up the affairs of the LLC.

ARTICLE VII

BOOKS AND RECORDS

SECTION 7.1. Books and Records. The LLC shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the LLC and which shall enable the LLC to comply with the requirement under Section 1.6 above that it segregate and account for its assets and liabilities separately from those of the Member.

ARTICLE XIII

MISCELLANEOUS

SECTION 8.1. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees and assigns.

SECTION 8.2. Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Person.

SECTION 8.3. Entire Agreement; No Oral Limited Liability Company Agreements. This Agreement constitutes the entire agreement with respect to the affairs of the LLC and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The LLC shall have no oral limited liability company agreements.

SECTION 8.4. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 8.5. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

SECTION 8.6. Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

SECTION 8.7. Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms and organization and internal affairs of the LLC and the limited liability of the Member.

SECTION 8.8. Facsimile Execution. This Agreement may be executed by facsimile and such facsimile execution shall have the full force and effect of an original signature.

SECTION 8.9. Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

SECTION 8.10. Uniform Commercial Code. For purposes of this Agreement, all Interests and the certificates representing the same shall be deemed a security or securities governed by Article VIII of the Uniform Commercial Code.

SECTION 8.11. Exhibits. The Exhibits to this Agreement, each of which is incorporated by reference, are:

EXHIBIT A: Glossary of Terms.

EXHIBIT B: Certificate of Formation.

EXECUTION PAGE

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN RENAL ASSOCIATES LLC

A Delaware limited liability company

IN WITNESS WHEREOF, the Member has executed this Agreement to be effective as set forth above.

MEMBER:

American Renal Holdings, Inc.

By:	/s/ Christopher T. Ford
Name: Christopher T. Ford
Title: Chief Executive Officer

EXHIBIT A

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN RENAL ASSOCIATES LLC

A Delaware limited liability company

GLOSSARY OF TERMS

“Act” shall mean the Delaware Limited Liability Company Act (as amended from time to time).

“Agreement” shall mean this Limited Liability Company Agreement as amended from time to time.

“Certificate of Formation” shall mean the certificate of formation required to be filed by the LLC pursuant to the Act together with any amendments thereto a copy of which is attached hereto as Exhibit B.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

“Effective Date” shall have the meaning set forth in introductory paragraph of this Agreement.

“Interest” shall mean all of the rights, privileges, preferences and obligations of a Member with respect to the LLC created under this Agreement or under the Act.

“LLC” shall mean the limited liability company formed pursuant to this Agreement.

“Member” shall mean American Renal Holdings Inc.

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

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